Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and between

COVIA HOLDINGS CORPORATION

and

WWRR ACQUISITION, LLC

dated as of

July 25, 2019

Exhibits:

EXHIBIT A NET WORKING CAPITAL METHODOLOGY

EXHIBIT B COVIA COMMERCIAL AGREEMENTS

EXHIBIT C TRANSITION SERVICES AGREEMENT

EXHIBIT D PURCHASE PRICE ALLOCATION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 25, 2019, is entered into by and between COVIA HOLDINGS CORPORATION, a Delaware corporation (“Seller”), WWRR ACQUISITION, LLC, a Colorado limited liability company (“Buyer”), and solely for purposes of Section 10.12, OMNITRAX, INC., a Colorado corporation (the “Buyer Guarantor”).

Recitals

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $100.00 (the “Shares”), of THE WINCHESTER AND WESTERN RAILROAD COMPANY, a Virginia corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Accounting Principles” means (i) IFRS, applied in a manner that is consistent with past practice of the Company for all periods ending on or before December 31, 2017, and (ii) GAAP, applied in a manner that is consistent with past practice of the Company for all periods commencing on or after January 1, 2018 through the date hereof, and (iii) the accounting methods, policies, principles, practices, and procedures (including classifications, judgments, and estimation methodologies) as were used in the preparation of the Financial Statements, in each case subject to the departures of IFRS and GAAP, as applicable, as set forth in Section 3.06 of the Disclosure Letter.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means the Covia Commercial Agreements and Transition Services Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.06.

“Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, the Federal Trade Commission Act, as amended, antitrust Laws of countries other than the United States, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Anti-Takeover Statute” means any moratorium, control share, fair price, affiliate transaction, business combination, or other antitakeover laws and regulations of any state or other jurisdiction.

“Applicable Coverage Period” has the meaning set forth in Section 5.17(a).

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Benefit Plans” has the meaning set forth in Section 5.06(b).

“Buyer Guarantor” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.04.

“Closing CFO Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying the outstanding Unpaid Capital Reimbursement Amount as of the open of business on the Closing Date.

“Closing Consideration” means the Purchase Price, plus the Unpaid Capital Improvement Amount, plus the Estimated Closing Adjustment, minus outstanding Indebtedness of the Company as of the open of business on the Closing Date and minus the Transaction Expenses.

“Closing Date” has the meaning set forth in Section 2.04.

“Closing Indebtedness Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an itemized list of all outstanding Indebtedness as of the open of business on the Closing Date and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Unpaid Capital Reimbursement Certificate” means a certificate executed by the Chief Financial Officer of the Company certifying on behalf of the Company an aggregate total of the Unpaid Capital Reimbursement Amount as of the open of business on the Closing Date, including an itemized list, by project, of the amount expended on each freight rail infrastructure project and the Government Authority that approved each such project.

“Closing Working Capital” means: (a) the Current Assets of the Company, minus (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date as set forth in the Net Working Capital Methodology.

“Closing Working Capital Statement” has the meaning set forth in Section 2.05(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Continuing Employee” has the meaning set forth in Section 5.06(a).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 1, 2019, by and between Buyer and BMO on behalf of Seller.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, guarantees, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Corporate Policies” has the meaning set forth in Section 5.17(a).

“Covia Commercial Agreements” means the commercial agreements to be entered into by the Company and Seller at the Closing, substantially in the form of Exhibits B-1, B-2 and B‑3.

“Credit Agreement” means that certain Credit and Guaranty Agreement dated as of June 1, 2018 by and among Seller, the Company as a guarantor, certain other subsidiaries of Seller, and various lenders.

“Credit Agreement Guarantor Release Amount” means the amount required to be paid under the Credit Agreement in order to simultaneously (A) effectuate the termination of the guaranty of the Company under the Credit Agreement, (B) release the pledge on the Shares granted pursuant to the Credit Agreement, and (C) release any Encumbrances on assets of the Company arising under the Credit Agreement.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, (c) receivables from any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, and (d) unused Section 45G credits, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end plus any Unpaid Capital Reimbursement Amount (to the extent not otherwise reflected as an asset as of the Closing Date in accordance with GAAP).  Current Assets shall be calculated in accordance with the Net Working Capital Methodology as set forth in Exhibit A attached hereto.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to or accruals with respect to any of the Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, current or deferred Tax liabilities, the current portion of any Indebtedness of the Company, and Transaction Expenses, determined using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.  Current Liabilities shall be calculated in accordance with the Net Working Capital Methodology as set forth in Exhibit A attached hereto.

“D&O Indemnified Party” has the meaning set forth in Section 5.07.

“Disclosure Letter” means the Disclosure Letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement, as shall be amended and updated to be made effective through the Closing Date pursuant to the terms of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any Laws, Governmental Order or any agreement with any Governmental Authority or other third party, relating to the environment, pollution, any hazardous or toxic substance, waste or material, or the effect of any of the foregoing on human health and safety.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Estimated Closing Adjustment” has the meaning set forth in Section 2.05.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.05.

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.05.

“Excess Railcars” has the meaning set forth in Section 3.10(d)

“Excluded Real Estate” has the meaning set forth in Section 5.16.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC” means the Federal Communications Commission.

“Financial Statements” has the meaning set forth in Section 3.06.

“FTC” means the Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect during the relevant accounting period.

“Indebtedness” means (a) the unpaid principal amount of, and accrued interest on, (i) all indebtedness for borrowed money of the Company including, without limitation, any liabilities owed by the Company to Seller, (ii) any indebtedness of the Company evidenced by any note, bond, debenture or other debt security, including, in the case of each of clauses (i) and (ii), any prepayment penalties or premium, make-whole payments, indemnities, breakage costs (including breakage fees payable on termination of the arrangements), fees and other costs and expenses associated with the repayment of any indebtedness in connection with the transactions contemplated hereby, (b) all liabilities for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise (other than Current Liabilities taken into account in the calculation or Closing Working Capital), (c) all obligations of the Company under leases required in accordance with the Accounting Principles to be capitalized on a balance sheet of the Company, and (d) any outstanding taxes owed by the Company. Notwithstanding the foregoing, “Indebtedness” shall not include (w) operating or lease obligations (other than capital leases), (x) deferred revenue, (y) letters of credit, performance bonds, bankers acceptances or similar obligations, or (z) any amount due under the Credit Agreement in excess of the Credit Agreement Guarantor Release Amount.

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” has the meaning set forth in Section 3.11.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“Knowledge of Seller or Seller’s Knowledge” means the actual knowledge of the individuals listed on Section 1.01 of the Disclosure Letter, each after making reasonable inspection of his files regarding the Company.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.10(b).

“Leases” has the meaning set forth in Section 3.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the short-line railroad industry; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi)  any changes in applicable Laws or accounting rules (including Accounting Principles) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company, to meet financial forecasts, projections or estimates (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except in the cases of clauses (i), (ii), (iii) and (vi), to the extent such conditions disproportionately affect the Company relative to other regional freight railroad companies operating in Virginia, Maryland, West Virginia and/or New Jersey.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.19.

“Material Suppliers” has the meaning set forth in Section 3.19.

“Maximum Working Capital Amount” has the meaning set forth in Section 2.05(a).

“Minimum Working Capital Amount” has the meaning set forth in Section 2.05(a).

“Net Working Capital Methodology” is the methodology to calculate Closing Working Capital set forth on Exhibit A attached hereto.

“Other Real Property Interests” has the meaning set forth in Section 3.10(a)

“Outside Termination Date” has the meaning set forth in Section 8.01.

“Owned Real Property” means Real Property owned by the Company.

“Permits” means all permits, licenses, franchises, approvals, authorizations, and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.05.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.02.

“Rail Facilities” has the meaning set forth in Section 3.10(b)

“Railroad Liability Policy” has the meaning set forth in Section 5.17Section 5.17(e).

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon, and including all railroad right of way.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“R&W Insurance Policy” means that certain buy-side representations and warranties insurance policy purchased by Buyer, dated as of the Closing.

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plan” has the meaning set forth in Section 3.16(a).

“Seller Fraud” means that (i) a representation and warranty made by Seller in this Agreement was false when made, (ii) Seller had actual knowledge that such representation and warranty was false when made, (iii) Seller had the intent to induce Buyer to act or refrain from acting, and (iv) Buyer acted in justifiable reliance of such false representation and warranty.

“Shares” has the meaning set forth in the recitals.

“STB” means the Surface Transportation Board.

“Straddle Period” means a taxable period that begins before and ends after the Closing Date.

“Target Working Capital” has means One Million and 00/100 Dollars ($1,000,000).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Expenses” means, subject to Section 5.18, all fees and expenses incurred by the Company in connection with the preparation, negotiation, and execution of this Agreement and the Ancillary Agreements, and the other transactions contemplated hereby and thereby that remain unpaid as of the Closing.

“Transition Services Agreement” means the Transition Services Agreement to be entered into by the Company and Seller at the Closing, substantially in the form of Exhibit C.

“Unpaid Capital Reimbursement Amount” means the aggregate amount of reimbursements the Company is entitled to receive from any Governmental Authorities for funds expended prior to the Closing on approved freight rail infrastructure improvements.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

ARTICLE II
Purchase and sale

Section 2.01Purchase and Sale. Subject to the terms and conditions set forth in Article VI, at the Closing, Seller shall sell, transfer, and assign to Buyer, and Buyer shall purchase from Seller, the Shares for the consideration specified in Section 2.02.

Section 2.02Surrender of Purchase Price. In consideration of the sale, transfer, and assignment by Seller to Buyer of the Shares and in reliance on the representations and warranties of the Company and Seller in this Agreement, Buyer will pay an aggregate purchase price equal to ONE HUNDRESD FIVE MILLION and 00/100 Dollars ($105,000,000.00) (the “Purchase Price”), subject to post-closing adjustment, as provided in Section 2.05.

Section 2.03Transactions to be Effected at the Closing.

(a)At the Closing, Buyer shall deliver to Seller, or as otherwise directed below:

(i)payment of third parties by wire transfer of immediately available funds that amount of money due and owing from the Company to such third parties as Transaction Expenses;

(ii)payment to holders of outstanding Indebtedness by wire transfer of immediately available funds that amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate, including, without limitation, the Credit Agreement Guarantor Release Amount, Indebtedness owed by the Company to Seller, and Indebtedness evidenced by a note, bond, indenture or other debt security;

(iii)the Closing Consideration by wire transfer of immediately available funds to an account designated in writing to Buyer no later than two (2) Business Days prior to the Closing Date; and

(iv)all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)At the Closing, Seller shall deliver to Buyer:

(i)stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement; and

(iii)releases and/or terminations of all mortgages, liens and other Encumbrances (other than Permitted Encumbrances) encumbering the Real Property, track, locomotives and other personal property of the Company as part of payment to the holders of outstanding Indebtedness, as per Section 2.03(a) above.

Section 2.04Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 11:00 a.m., local time, no later than the second Business Day after the last of the conditions to Closing set forth in ARTICLE VII (other than conditions which, by their nature, are to be satisfied at the Closing) have been satisfied or waived at the offices of Hinckley, Allen & Snyder LLP, 100 Westminster Street, Suite 1500, Providence, Rhode Island 02903, or at such other time or on such other date or at such other place as the parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.05Working Capital Adjustment.

(a)Closing Adjustment.

(i)At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without otherwise giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”) such Estimated Closing Working Capital Statement having been prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used to establish Target Working Capital of the Company as modified by the Closing Working Capital Methodology.

(ii)The “Estimated Closing Adjustment” shall be the amount by which Estimated Closing Working Capital is more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) greater or less than Target Working Capital.  There will be no Estimated Closing Adjustment if Estimated Closing Working Capital is greater than Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Minimum Working Capital Amount”) but less than One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00) (the “Maximum Working Capital Amount”) and the Estimated Closing Adjustment shall be equal to the amount (if any) by which Estimated Working Capital is less than the Minimum Working Capital Amount or exceeds the Maximum Working Capital Amount.  In addition, for the avoidance of doubt, the calculation of Target Working Capital shall exclude cash, while the calculation of Closing Working Capital will include cash, in the computation of Current Assets.

(b)Post-Closing Adjustment.

(i)Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) and a calculation of Closing Working Capital (the “Closing Working Capital Statement”) such Closing Working Capital Statement having been prepared using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Target Working Capital as modified by the Closing Working Capital Methodology, provided that any accounts receivable included in Current Assets as of the Closing Date that remain uncollected as of the end of the above-referenced 90-day period, shall be booked at “zero” for purposes of calculating Closing Working Capital.

(ii)The “Post-Closing Adjustment” shall be equal to:

(A)If the Estimated Closing Adjustment is negative and the Closing Working Capital is less than the Minimum Working Capital Amount, an amount equal to Closing Working Capital minus the Estimated Closing Working Capital;

(B)If the Estimated Closing Adjustment is negative and the Closing Working Capital exceeds the Minimum Working Capital Amount, an amount equal to the sum of the (x) Estimated Closing Adjustment and (y) the amount (if any) by which the Closing Working Capital exceeds the Maximum Working Capital Amount;

(C)If the Estimated Closing Adjustment is positive and the Closing Working Capital is less than the Maximum Working Capital Amount, an amount equal to the sum of the (x) Estimated Closing Adjustment and (y) the amount (if any) by which Closing Working Capital is less than the Minimum Working Capital Amount; and

(D)If the Estimated Closing Adjustment is positive and the Closing Working Capital exceeds the Maximum Working Capital Amount, an amount equal to Closing Working Capital minus the Estimated Closing Working Capital;

it being agreed by the Parties that there shall be no working capital adjustment to the Purchase Price under this Section 2.05 (after taking into account all of the provisions of this Section 2.05), unless Closing Working Capital is greater than the Maximum Working Capital Amount or less than the Minimum Working Capital Amount, and any such adjustment shall be limited to such excess or shortfall.

(c)Examination and Review.

(i)Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and its accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or its accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Cleveland, Ohio office of Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid fifty (50%) percent by Seller, on the one hand, and fifty (50%) percent by Buyer, on the other hand.

(v)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(d)Payment of Post-Closing Adjustment.

(i)If the Post-Closing Adjustment is a negative number, Seller shall, within ten (10) Business Days after the final determination of the Post-Closing Adjustment, wire to Buyer by immediately available funds an amount equal to the Post-Closing Adjustment.

(ii)If the Post-Closing Adjustment is a positive number, Buyer shall, within ten (10) Business Days after the final determination of the Post-Closing Adjustment, wire to Seller by immediately available funds an amount equal to the Post-Closing Adjustment.

(e)Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.05 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Letter, Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the Ancillary Agreements have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the Ancillary Agreements constitute a legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, including, but not limited to New Jersey, West Virginia and Maryland within which rail transportation operations are conducted, and in other applicable jurisdictions except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.  When each Ancillary Agreement to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Agreement will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.03Capitalization.

(a)The authorized capital stock of the Company consists of 250 shares of common stock, par value $100.00 (“Common Stock”), of which 62 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.03(a) of the Disclosure Letter.

(b)There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 3.05of the Disclosure Letter, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for the applicable requirements, if any, of state securities laws or “blue sky” laws, the STB, the FCC and as set forth in Section 3.05 of the Disclosure Letter and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06Financial Statements. Copies of the Company’s unaudited financial statements prepared by management consisting of the balance sheet of the Company as at December 31 in each of the years 2018 and 2017 and the related unaudited income statement for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of April 30, 2019 and the related unaudited income statement for the four-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been made available to Buyer. Except as set forth in Section 3.06 of the Disclosure Letter, the Financial Statements have been prepared in all material respects in accordance with Accounting Principles applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be material). The Financial Statements are based on the books and records of the Company, are complete and accurate in all material respects and fairly present in all material respects, in accordance with Accounting Principles the financial condition of the Company, as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The unaudited balance sheet of the Company as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the unaudited balance sheet of the Company as of April 30, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07Undisclosed Liabilities. The Company does not have any Liabilities of a type required to be reflected on a balance sheet in accordance with GAAP, except: (i) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date,  and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.08Absence of Certain Changes, Events and Conditions.   Except as expressly contemplated by the Agreement, or as set forth on Section 3.08 of the Disclosure Letter, from the Interim Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a)event, occurrence or development that has had, or reasonably could be expected to have, a Material Adverse Effect;

(b)material amendment of the charter, by-laws or other organizational documents of the Company;

(c)split, combination or reclassification of any shares of its capital stock;

(d)issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding One Hundred Thousand and 00/100 ($100,000.00) Dollars, except unsecured current obligations and liabilities incurred in the ordinary course of business or advances to Seller or any of its subsidiaries under the Credit Agreement;

(h)sale, assignment, lease, license, pledge or other disposition of any of the assets shown or reflected on the Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than One Hundred Thousand and 00/100 ($100,000.00) Dollars;

(i)increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(j)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(k)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(l)material damage, destruction or loss (whether or not covered by insurance) to any of the material assets of the Company;

(m)material change in any of the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; or

(n) any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09Material Contracts.

(a)Section 3.09(a) of the Disclosure Letter lists each of the following Contracts of the Company (collectively, the “Material Contracts”):

(i)any lease, sublease or similar contract (including with respect to Real Property, rail lines or rail segments) that individually (A) the breach, nonperformance, cancellation, termination, forfeiture, or nonrenewal of which would materially impact the ability of the Company to operate its business as currently conducted, or (B) provides for payments in excess of One Hundred Thousand and 00/100 ($100,000.00) Dollars for the prior fiscal year to or by the Company;

(ii)all Contracts that limit, or purport to limit, the ability of the Company (or which, following the Closing would contain restrictions that would purport to restrict the ability of Buyer or its Affiliates) to (A) compete in any line of business or with any Person or operate in any geographic area or during any period of time (including “paper barriers” and “interchange commitments”, as such terms are generally understood in the railroad industry), (B) solicit customers or suppliers anywhere in the world, or (C) solicit or hire any employee or consultant, other than restrictions that are part of the terms and conditions of any “requirements” or similar agreement under which the Company has agreed to procure goods or services exclusively from any Person;

(iii)all Contracts that obligate the Company to make any capital commitment or capital expenditure, other than acquisition of inventory, in excess of One Hundred Thousand and 00/100 ($100,000.00) Dollars;

(iv)all Contracts that relate to transportation or transportation related activities (other than tariffs) pursuant to which the Company generated in excess of One Hundred Thousand and 00/100 ($100,000.00) Dollars during the prior fiscal year;

(v)all Contracts that are settlement or similar contracts with any Governmental Authority or that are any other settlement or similar contracts pursuant to which the Company is obligated to pay consideration after the date of this Agreement in excess of One Hundred Thousand and 00/100 ($100,000.00) Dollars;

(vi)each Contract of the Company involving aggregate consideration in excess of One Hundred Thousand and 00/100 ($100,000.00) Dollars and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice;

(vii)except for agreements relating to trade receivables, all agreements relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)all Contracts that relate to any acquisition of a business by the Company pursuant to which the Company has any material continuing “earn out” or other contingent or fixed payment obligations;

(ix)all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(x)all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(xi)all Contracts with any Governmental Authority to which the Company is a party that provide for payments of more than Fifty Thousand and 00/100 ($50,000.00) Dollars for the prior fiscal year to or by the Company; and

(xii)all Contracts with any employees, independent contractors or consultants to which the Company is a party that provide for payments of more than Fifty Thousand and 00/100 ($50,000.00) Dollars to or by the Company and which are not cancellable without penalty or without more than ninety (90) days’ notice.

(b)Each Material Contract is valid and binding on the Company and to the Knowledge of Seller, each other party, thereto, and is in full force and effect.  Except as set forth on Section 3.09(b) of the Disclosure Letter, the Company is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.  To the Knowledge of Seller, no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company under any Material Contract, and no other party to such Material Contract is, to the Knowledge of Seller, in default in any respect thereunder.  The Company has not received written notice from any other party to a Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respects the terms of, any such Material Contract.

(c)Except as set forth in on Section 3.09(a), to the Knowledge of Seller, Seller has furnished or otherwise made available to Buyer true and complete copies of each Material Contract in its possession, custody and control.

Section 3.10Title to Assets; Real Property.

(a)The Company has, with respect to each parcel of Owned Real Property, good and valid  title, and, with respect to real property otherwise used by the Company (“Other Real Property Interests”), a good and valid leasehold, easement, right of way, trackage rights, license or other interest or otherwise has a valid right of possession, use or access which is sufficient to permit the Company to operate as a railroad or conduct such business as is currently conducted or carried on, in each case free and clear of Encumbrances except for the following: (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Encumbrances imposed by applicable Law arising or incurred in the ordinary course of business for amounts not overdue, (ii) Encumbrances for Taxes that are not due and payable or that may thereafter be paid without interest or penalty or that are being contested in good faith by appropriate procedures, (iii) Encumbrances affecting the interest of the grantor of any easements benefiting any Owned Real Property which were not granted by or consented to by the Company, (iv) Encumbrances, imperfections, minor defects or irregularities in title, easements, claims, liens, charges, security interests, rights-of-way, rights-of-refusal, covenants, restrictions, reversionary interests, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company as presently conducted, (v) zoning, building and other similar codes and regulations, (vi) Encumbrances arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (vii) other statutory liens securing payments not yet due, (viii) purchase money liens and liens securing rental payments under capital lease arrangements, (ix) Encumbrances, covenants, restrictions and other, similar matters set forth in those Environmental Permits and other agreements set forth in Section 3.15(a) of the Disclosure Letter, (x) any matters of public record in the applicable recorder’s office or that would be disclosed by a current, accurate survey and/or physical inspection of the assets to which they relate, provided any such matters would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of the Company as presently conducted,  (xi) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect (clauses (i) through (xi) (collectively referred to as “Permitted Encumbrances”), and (xii) and those items set forth in Section 3.10(a) of the Disclosure Letter.

(b)The Company holds valid and sufficient property interests and operating rights in and to the rail lines between end points of all rail operations conducted upon the Virginia Division (Williamsport, MD mile post 80.34 south to Winchester, VA to mile post 115.69 and northwesterly to Gore, VA (as reflected in track maps for the Virginia Division) and the New Jersey Division (Bridgeton to Dividing Creek; Bridgeton to Seabrook; Bridgeton to Vineland, and Vineland to Dorchester), and to the adjacent yards and spur tracks thereto (collectively, the “Rail Facilities”) to permit the Company to conduct rail freight operations on and over the Rail Facilities as such operations are conducted by the Company on the date of this Agreement.  Except as set forth in Section 3.10(b) of the Disclosure Letter, the individual parcels of land and rights of way and railroad segments over which the Company has operating rights that constitute the Rail Facilities of each line are contiguous to each other, with no gaps or strips, from one end point of each line to the other end point of each such line.

(c)Section 3.10(c) of the Disclosure Letter lists the location of each parcel of leased Real Property (including mile post references for the end point of each such parcel that contains the Rail Facilities), other than track or trackage rights (“Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each parcel of such Leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

(d)The Company has (i) good title to all small-cube covered hopper or “sand and cement” cars set forth in Section 3.10(d)(i) of the Disclosure Letter (“Excess Railcars”), and (ii) good title to, or a valid leasehold interest in,(A) all the other rail cars and locomotives set forth in Section 3.10(d)(ii) of the Disclosure Letter, and (B) all other tangible personal property reflected in the Interim Financial Statements or acquired after the Balance Sheet Date, other than tangible personal property sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, all free and clear of all Encumbrances (other than Permitted Encumbrances and those set forth on Section 3.10(d)

of the Disclosure Letter). Section 3.10((d)(ii) of the Disclosure Letter indicates whether the rail cars and locomotives referenced in clause (ii)(A)are owned or leased.

(e)Except as has not had, and would not reasonably be expected to have a Material Adverse Effect and as set forth in Section 3.10(e) of the Disclosure Letter, the Company has not received written notice of any condemnation proceeding or proposed action or agreement for taking in lieu of condemnation, nor is any such proceeding, action or agreement pending or, to the Knowledge of Seller, threatened in writing, with respect to any portion of any Owned Real Property or Other Real Property Interest.

(f)There are no contracts and/or options pursuant to which the Company has granted to any third party the right to purchase or lease any Owned Real Property, or any part thereof except as set forth in Section 3.10(f) of the Disclosure Letter.

(g)The Company is not a “foreign person” within the meaning of Section 1445(f) of the Code.

(h)To the Knowledge of Seller, there is no pending, proposed or threatened proceeding for the rezoning of any Owned Real Property or Other Real Property Interests, or respectively, any portion thereof.

(i)To the Knowledge of Seller, there are no tax abatements, special tax assessments (payable in annual installments or otherwise) or tax exemption affecting the Owned Real Property or the Other Real Property Interests.

Section 3.11Intellectual Property. Section 3.11 of the Disclosure Letter sets forth, as of the date of this Agreement, (i) a true and complete list of all patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, domain name registrations and registered copyrights and applications therefor (collectively, and together with unregistered intellectual property rights, “Intellectual Property”) that, in each case, are material to the conduct of the business of the Company as presently conducted and, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company owns, or is licensed or otherwise has the right to use, each such scheduled Intellectual Property free and clear of all Encumbrances other than Permitted Encumbrances.  Seller has provided to Buyer copies of all licenses, royalty agreements and other Contracts pertaining to such scheduled Intellectual Property.  To the Knowledge of Seller, the conduct of the business of the Company as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person, and no claims are pending or, to the Knowledge of Seller, threatened that the Company is infringing the rights of any Person with regard to any Intellectual Property, except for such infringements, misappropriations, violations and claims which have not had and reasonably would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of Seller, as of the date of this Agreement, no Person is infringing the rights of the Company with respect to any Intellectual Property, in a manner that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  This Section 3.11 constitutes the sole representation and warranty of each of Seller and the Company under this

Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller and the Company of the Intellectual Property of any other Person.

Section 3.12Insurance. Section 3.12 of the Disclosure Letter sets forth a list, as of the date hereof, of all insurance policies maintained by the Company or with respect to which the Company is a named insured, additional named insured, subsidiary or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”).  Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. Except as set forth in Section 3.12 of the Disclosure Letter, there are no claims related to the business of the Company pending under any such insurance policies or any pending claims as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights, and to Seller’s Knowledge, there are no incidents, occurrences, or accidents that might reasonably be expected to give rise to a third party Liability. Section 3.12 of the Disclosure Letter also sets forth (i) with respect to each Insurance Policy, the applicable deductible amount and for the policies with a claim related to the business of the Company and the remaining deductible amount as of the date of this Agreement, and (ii) a true and complete list of claims made in respect of such Insurance Policies with respect to the Company from and after January 1, 2017, and any incidents, occurrences, or accidents within the last three (3) calendar years, of which Seller has Knowledge, that could reasonably be expected to give rise to an Action or claim in respect of such Insurance Policies. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company.

Section 3.13Legal Proceedings; Governmental Orders.   Except as set forth on Section 3.13 of the Disclosure Letter, there are no Actions (or, to the Knowledge of Seller, any basis therefor) pending, or any accident or incident that is likely to give rise to an Action, or, to the Knowledge of Seller, threatened against the Company or its directors, officers or employees in their capacity as such, at law or in equity, before any Governmental Authority which seeks damages, or has as its principal remedy injunctive relief, or could result in a claim under any Insurance Policy and there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.14Compliance With Laws; Permits.

(a)Except as set forth in Section 3.14(a) of the Disclosure Letter, the Company is in compliance with all Laws applicable to it or its business, properties or assets, except where the failure to be in compliance would not have a Material Adverse Effect, and to the Knowledge of Seller, all non-compliance by the Company with Laws applicable to the Company or its business, properties or assets is set forth in Section 3.14(a) of the Disclosure Letter, which shall also disclose and list all outstanding or unresolved Federal Railroad Administration fines and notices of violation.

(b)All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect and the Company is in compliance with such Permits, except where the failure to obtain or be in compliance with such Permits would not have a Material Adverse Effect, and to the Knowledge of Seller, (i) the Company

has obtained all Permits required for the Company to conduct its business, (ii) such Permits are valid and in full force and effect, and (iii) the Company is in compliance with all such Permits.

(c)No investigation or review (other than routine reviews or inspections) by any Governmental Authority with respect to the Company or its businesses is pending or, to the Knowledge of Seller, threatened and, to the Knowledge of Seller, no basis exists for any such investigation or review

(d)None of the representations and warranties contained in Section 3.14 shall be deemed to relate to environmental matters (which are governed by Section 3.15, employee benefits matters (which are governed by Section 3.16), employment matters (which are governed by Section 3.17) or tax matters (which are governed by Section 3.18).

Section 3.15Environmental Matters.

(a)Except as disclosed in Section 3.15(a) of the Disclosure Letter: (i) no notice, notification, demand, request for information, citation, summons or order has been received that is outstanding or unresolved, no complaint has been filed and no penalty has been assessed during the past ten (10) years, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the Knowledge of Seller, is threatened by any Governmental Authority or other Person relating to the Company and relating to, or arising out of, any Environmental Law or relating to Hazardous Materials; (ii) the Company is in compliance with all Environmental Laws and all Environmental Permits necessary for the business of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the Knowledge of Seller, Section 3.15(a) of the Disclosure Letter sets forth all non-compliance with all Environmental Laws and all Environmental Permits necessary for the business of the Company; (iii) there are no Liabilities of the Company arising from any act or omission of the Company under or relating to any Environmental Law or any Hazardous Material arising from any act or omission of the Company and there is no condition, occurrence, situation or set of circumstances, including the release of any Hazardous Material arising from any act or omission of the Company, that reasonably would be expected to result in or be the basis for any such Liabilities, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, to the Knowledge of Seller, Section 3.15(a) of the Disclosure Letter sets forth all Liabilities of the Company under or relating to any Environmental Law or any Hazardous Condition, and any condition, occurrence, situation or set of circumstances that reasonably would be expected to result in or be the basis for any such Liabilities; (iv) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response or corrective action under any Environmental Law at any location; (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law; and (vi) to the Knowledge of Seller, the Owned Real Property and the Real Property related to the Other Real Property Interests are free from any Hazardous Materials, except for such Hazardous Materials that are present in the ordinary course of business in compliance with Environmental Law, except as would not materially adversely affect the Company’s operations.

(b)To the Knowledge of Seller, there has been no environmental investigation, study, audit, test, review or other analysis conducted in relation to the current or prior business of the Company or any property or facility now or previously owned, leased or otherwise occupied by the Company that has not been made available to Buyer.

(c)The representations and warranties set forth in this Section 3.15 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.16Employee Benefit Matters.

(a)Section 3.16(a) of the Disclosure Letter contains a list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, offered by the Company, in effect and covering one or more Employees of the Company, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, that is maintained or sponsored by the Company, or under which the Company has any material liability for premiums or benefits (as listed on Section 3.16(a) of the Disclosure Letter, each, a “Benefit Plan”), provided that any Benefit Plan in effect and covering Employees of the Company that is sponsored by Seller or Seller’s Affiliates (other than the Company), which will terminate as to Employees of the Company on the Closing (each a “Seller Benefit Plan”) are not so listed.  Except as set forth in Section 3.16(a) of the Disclosure Letter, the current and former employees of the Company do not, and are not eligible to, participate in the Seller’s 401(k) Retirement Savings Plan.

(b)Except as set forth in Section 3.16(b) of the Disclosure Letter, to Seller’s Knowledge, each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service or otherwise adversely affect the qualified status of any Qualified Benefit Plan. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to any Benefit Plan, to Seller’s Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code.

(c)No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, neither Seller nor the Company: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation; or (ii) has engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(d)There is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan; and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(e)The Company is in compliance in all material respects with the requirements of the Railroad Retirement Act of 1974 and the applicable regulations of the United States Railroad Retirement Board.  All current and former employees of the Company participate in the railroad retirement benefits system.

(f)Except as set forth in Section 3.16(f) of the Disclosure Letter (which includes a description of such benefits under the applicable Benefits Plan), no Benefit Plan exists that could: (i) result in the payment to any current or former employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; (iii) prevent Seller’s termination of the Benefits Plan as it applies to Company employees, or withdrawals of the Company employees from the  Benefit Plan, or (iv) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement. Except as set forth in Section 3.16(f) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan or result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. The Covia Employee Severance Plan established effective May 23, 2019, is not binding upon the Company or applicable to any employees of the Company, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and no such Person is eligible for the benefits under such plan.  Section 3.16(f) of the Disclosure Letter sets forth a description of all severance and similar plans, policies, agreements and practices, whether formal or informal, written or unwritten, of the Company or otherwise applicable to any employees of the Company, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons. To the extent that employment benefits provided to Company employees differ from, and are less generous than those provided to Seller employees, those differences in employment benefits are due to the Company employees being covered by benefits under the U.S. Railroad Retirement Board.

(g)Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(h)The representations and warranties set forth in this Section 3.16 are Seller’s sole and exclusive representations and warranties regarding employee benefit matters.

Section 3.17Employment Matters.

(a)The Company has less than fifty (50) employees and Section 3.17(a) of the Disclosure Letter contains a list of all Persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.17(a) of the Disclosure Letter, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions or bonuses.

(b)The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees.  There has not been, nor, to Knowledge of Seller, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.  The Company is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect. Except as would not have a Material Adverse Effect, the Company is, and has at all times been, in compliance with all applicable Laws respecting employment and employment practices, employment discrimination, harassment, retaliation, disability rights and benefits, immigration, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act, the Railway Labor Act or other applicable Law. To the Knowledge of Seller, no Governmental Authority responsible for the enforcement of labor or employment Laws intends to conduct an investigation with respect to, or relating to, the Company and no such investigation is in progress.

(c)The representations and warranties set forth in this Section 3.17 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 3.18Taxes.

(a)Except as set forth in Section 3.18 of the Disclosure Letter:

(i)The Company has filed in a timely and proper manner (taking into account any valid extensions) all Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company have been paid or accrued.

(ii)No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(iii)There are no ongoing, or threatened in writing, actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(iv)The Company is not a party to any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement with any party, other than an agreement (such as a lease) entered into in the ordinary course of business the principal purpose of which is not the sharing or allocation of Tax.  During the last ten (10) years, the Company has not been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is Seller), and the Company has no liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by Contract (other than an agreement (such as a lease) entered into in the ordinary course of business the principal purpose of which is not the sharing or allocation of Tax), or otherwise.

(v)All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued, including, without limitation, all Railroad Unemployment and Tier 1 and Tier 2 taxes.

(b)Seller has made available to Buyer complete and correct copies of United States Federal Income Tax Returns and all other Federal and State Tax Returns filed by or on behalf of the Company, including, without limitation, all Forms 851 filed by Seller, for all taxable periods beginning on or after January 1, 2012.

(c)Except for certain representations related to Taxes in Section 3.16 the representations and warranties set forth in this Section 3.18 are Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.19Material Customers and Material Suppliers.

(a)Section 3.19 of the Disclosure Letter lists the names and addresses of (i) the top ten (10) customers of the Company by dollar purchase volume (measured by the gross amount invoiced to the customer during the period) during 2018 and for 2019 through May 31, 2019 (each, a “Material Customer”) and (ii) the top ten (10) suppliers to the Company by dollar purchase volume (measured by the amount paid by the Company to such supplier during the period) during 2018 and for 2019 through May 31, 2019 (each, a “Material Supplier”) and the amount of consideration paid by each Material Customer during such periods or the amount of purchases from each Material Supplier during such periods, as the case may be.

(b)Except as set forth on Section 3.19 of the Disclosure Letter, Seller has not received any notice or does not have any reason to believe that customer or supplier listed, or required to be listed, on Section 3.19 of the Disclosure Letter shall stop, or materially decrease the rate of, (i) in the case of customers, buying materials, products or services from the Company, or (ii) in the case of suppliers, selling materials, products or services to the Company.

Section 3.20Brokers. Except for BMO Capital Markets, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.21Related Party Transactions.  As of the Closing, the Company will have no unsatisfied liability, duties or obligations for, or from, any Contract with or Indebtedness, accounts payable, payables, or intercompany balances owing to Seller or any of its Affiliates, except as set forth in Section 3.21 of the Disclosure Letter.

Section 3.22No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this ARTICLE III, none of Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to the Company or its businesses or with respect to any other information provided to Buyer or its Representatives or Affiliates in connection with the transactions contemplated hereby. None of Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer or its respective Representatives or Affiliates, or Affiliates’ use of any such information, including any information, documents, projections, forecasts or any other material made available to Buyer or its Representatives or Affiliates in certain “data rooms” or management presentations in connection with any of Buyer’s consideration and review of the transactions contemplated hereby, unless any such information is included in a representation or warranty contained in this ARTICLE III. Except for the representations and warranties contained in ARTICLE IV below, Seller acknowledges that none of Buyer or any Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided or made available to Seller in connection with the transactions contemplated by this Agreement.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Colorado.  Buyer has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of organization or operating agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under Antitrust Law, with the STB, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period

(including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.  Buyer is not insolvent, nor will Buyer be made insolvent by transaction contemplated hereby, nor does Buyer anticipate any pending insolvency.

Section 4.06Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Letter); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Letter).

ARTICLE V
Covenants

Section 5.01Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.  Without limiting the foregoing, except as otherwise provided in this Agreement, disclosed in Section 5.01 of the Disclosure Letter or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Closing Date, Seller covenants that the Company shall:

(a)preserve and maintain all of its Permits;

(b)pay its debts, Taxes and other obligations when due;

(c)maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)continue in full force and effect, without modification, all insurance policies, except as required by applicable Law;

(e)perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(f)maintain its books and records in accordance with past practice;

(g)not change its Tax accounting methods, principles or practices, except as required by GAAP or applicable laws as they relate to the Company, but Seller and the Company may continue to deviate from GAAP in accordance with past practices as disclosed in the Financial Statements;

(h)comply in all material respects with all applicable Laws;

(i)not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur; and

(j)not adopt, amend or terminate any Benefit Plan (other than a Seller Benefit Plan, provided any such action does not increase the Company’s Liabilities thereunder), except as otherwise required specifically by this Agreement.

Section 5.02Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives, upon not less than two (2) days’ prior written notice, reasonable access, during normal business hours of the Company, to officers, employees and agents (including outside accountants) of the Company and to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted under the supervision of Seller’s personnel and in such a manner as not to interfere in any material respect with the normal operations of the Company.  Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client, attorney work product, or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement (including agreements with third parties) entered into prior to the date of this Agreement (it being agreed that the parties shall use their commercially reasonable efforts to cause such access or information to be provided in a manner that does not cause such harm, waiver or contravention, including by making substitute arrangements). Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to Section 5.02.  Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein, Buyer and Seller shall hold, and shall cause their respective officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided, however, that any use restrictions or other similar limitations set forth therein shall be inapplicable with respect to any of the transactions contemplated by this Agreement or any proposal, negotiations or actions by or on behalf of Buyer related to this Agreement and the transactions contemplated hereby

Section 5.03Efforts to Consummate Transaction; Notification; Consents.

(a)Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer and Seller agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (i) obtaining all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority (including from the STB); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers, or exemptions from non-governmental third parties, including but not limited to third parties described in Section 3.05 of the Disclosure Letter; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Ancillary Agreements.

(b)Without limiting the foregoing, Buyer and Seller (for itself and/or on behalf of the Company, as applicable) shall, as soon as possible, but in any event within fifteen (15) Business Days of the date hereof, file with the STB the appropriate and necessary documentation for the approval or exemption, as the case may be, of the transactions contemplated hereby. Buyer shall bear its own costs for the preparation of such filings and responding to any inquiries or information requests, if applicable, and Buyer shall be responsible for the payment of any applicable filing fees. Buyer and Seller shall cooperate with one another (i) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such approval or exemption, and (ii) in keeping the other party reasonably informed of the status of any communications with, and any inquiries or requests for additional information from, the STB, regarding any of the transactions contemplated hereby. Subject to Section 5.03(c), Buyer and Seller shall permit Seller and Buyer, respectively, to review prior to filing, all documents proposed by Buyer or Seller, respectively, to be filed with the STB, any other Governmental Authority or any court to secure approval or exemption of the transactions contemplated hereby.

(c)In addition to and without limiting the foregoing, Buyer and Seller shall cooperate with one another (i) in promptly determining whether any filings or other submissions are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under Antitrust Law or any other federal, state or foreign Law or regulation, or whether any consents, approvals or waivers are required to be, or should be, obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement; (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers; and (iii) in keeping the other party reasonably informed, including by providing the other party with a copy of any communication received by such party from, or given by such party to, any other U.S. or foreign Governmental Authority, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.  All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure of which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission, or attendance, it being the intent that the parties will cooperate and consult with one another in such communications and activities.

(d)Notwithstanding the foregoing, Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.03 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the Antitrust Law outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (Seller or Buyer as the case may be) or its legal counsel. Each of Seller and Buyer shall direct their respective Antitrust Law outside counsels to comply with this Section 5.03. Notwithstanding anything to the contrary in this Section 5.03, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(e)In furtherance and not in limitation of the covenants of the parties contained in this Section 5.03, if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ, the STB or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Buyer and Seller shall use commercially reasonable efforts to (i) resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby; and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to such transactions so as to enable the Closing to occur as soon as reasonably possible, including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or its Subsidiaries or Affiliates or of the Company, and (B) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Buyer or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Company’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing.

(f)In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) against any of Buyer or Seller or any of their respective directors or officers by a Governmental Authority challenging the transactions contemplated by this Agreement, or any other agreement contemplated hereby, each of Buyer and Seller shall cooperate fully with each other, and use respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(g)Seller shall promptly notify Buyer of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, and (iii) any actions, suits, claims, litigations, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting Seller or the Company’s board of directors, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement, or that relate to this Agreement or the transactions contemplated by this Agreement, and Seller shall reasonably consult with Buyer with respect to (and allow Buyer to participate in) the defense or settlement of any such action, suit, claim, litigation, investigation or proceeding, and no settlement thereof shall be agreed to without Buyer’s prior written consent.

Section 5.04Notice of Certain Events.

(a)From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct; or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)any Actions commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 of this Agreement or that relates to the consummation of the transactions contemplated by this Agreement; and

(v)any notice or other communication from any Person with respect to Taxes for which the Company may reasonably be expected to have any Liability.

(b) From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Letter hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

Section 5.05Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company as set forth on Section 5.05 of the Disclosure Letter.

Section 5.06Employment Matters.

(a)During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which, in the aggregate, are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (iii) retirement and welfare benefits under employee benefit plans maintained by an Affiliate of Buyer for employees of Buyer and its Affiliates in the railroad business for which such Company Continuing Employees are eligible in accordance with the terms of such plans; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing.

(b)With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c)This Section 5.06(c) shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.06(c), express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.06(c). Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.06(c) shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

(d)During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing, Buyer shall not, and shall cause the Company not to, take any action that could result in WARN Act liability.  Buyer shall indemnify and hold harmless Seller from any liability arising from any failure of Buyer to fully comply with the foregoing covenant.

(e)Seller shall be responsible for and pay any and all medical and health care benefits due under the Benefits Plan or otherwise for Persons who are former employees of the Company, including medical and any other benefits for retirees, as of the date hereto and for beneficiaries or dependents of any such Persons.

Section 5.07Director and Officer Indemnification and Insurance.

(a)Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company (each a “D&O Indemnified Party”), as provided in the certificate of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.07(a) of the Disclosure Letter, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)Buyer shall cause the Company to indemnify, defend, and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), and to reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Company’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that Seller shall not be liable for any settlement effected without Seller’s prior written consent (which consent shall not be unreasonably withheld or delayed).

(c)The obligations of Buyer and the Company under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.07 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.07 applies shall be third-party beneficiaries of this Section 5.07, each of whom may enforce the provisions of this Section 5.07).

(d)In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.07.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, managers and employees, it being understood and agreed that the indemnification provided for in this Section 5.07 is not prior to, or in substitution for, any such claims under any such policies. Seller, Buyer (for itself and on behalf of the Company) agree to encourage any and all D&O indemnified Party(ies) to pursue such insurance prior to seeking indemnification pursuant to this Section 5.07.

Section 5.08Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.08 shall nonetheless continue in full force and effect.

Section 5.09Books and Records.

(a)In order to facilitate the resolute ion of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i)retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i)retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.11No Control of the Other Party’s Business.   Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing Date, and nothing contained in this Agreement shall give the Company or Seller, directly or indirectly, the right to control or direct Buyer’s or its subsidiaries’ operations prior to the Closing Date. Prior to the Closing Date, each of Seller and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.12Credit Agreement Matters.   Seller shall use its reasonable best efforts to perform any action necessary to transfer the Shares free of any Encumbrances including any payments due and owing under the Credit Agreement, if applicable, in order to simultaneously (A) effectuate the termination of the guaranty of the Company under the Credit Agreement, (B) release the pledge on the Shares, and (C) release any Encumbrances on assets of the Company (arising under the Credit Agreement).

Section 5.13Anti-Takeover Statutes.  If any Anti-Takeover Statute is or may become applicable to this Agreement (including the transactions contemplated hereby), each of Buyer and Seller and their respective boards of directors, if applicable, shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.14FCC Radio Licenses. Buyer and Seller shall cooperate to obtain the consent of the FCC pursuant to 47 U.S.C. § 310(d) and 47 C.F.R. § 1.948 for the transfer of control of the radio license authorizations held by the Company under the call signs set forth in Section

5.14 of the Disclosure Letter.  Promptly following execution of this Agreement, but not later than ten (10) Business Days after the date hereof, the Company shall initiate the electronic filing of FCC Form 603, “FCC Application for Assignments of Authorization or Transfers of Control,” through the FCC’s Universal Licensing System.

Section 5.15Excess Railcars.  Seller shall, on behalf of the Company, within six (6) months from the Closing Date, deliver the Excess Railcars to the nearest operating location of the Company at Seller’s sole cost and expense.  Buyer may, at its option (and in all cases prior to delivery of an Excess Railcar in accordance with the preceding sentence), designate an alternative location for the delivery of such Excess Railcar(s) and in such event Seller shall deliver or cause to be delivered such Excess Railcar(s) to the alternative location designated by Buyer within a reasonable period of time, provided that if Buyer determines to designate an alternative location the delivery of such Excess Railcar(s) shall be at Buyer’s sole cost and expense.

Section 5.16Excluded Real Estate.  Seller may request, after Closing and at Seller’s option, for the Buyer to cause the Company to transfer for no consideration that certain real estate identified on Section 5.16 of the Disclosure Letter (the “Excluded Real Estate”) to Seller or Seller’s Affiliate prior to the Closing Date.  In that event, Company shall file and prosecute any necessary application or petition with the STB as may be necessary to abandon railroad service on the railroad right of way located on the Excluded Real Estate in accordance with the procedures set forth at 49 C.F.R. Part 1152.  Following obtaining regulatory approval (if required), Buyer will cause the Company, at Seller’s expense, and with no liability risk to Company, to take such additional actions as may be required to transfer the Excluded Real Estate to Seller or Seller’s designated Affiliate as contemplated hereby after the Closing.  Seller agrees to provide all surveys and other information needed to obtain regulatory authority and to complete the conveyance.  The Parties agree that, notwithstanding any other provision hereof, Seller shall have responsibility for engaging STB counsel to prepare all materials necessary for the filing and/or transmission by the Company of any notice, report or filing as may be required to obtain regulatory approval by the STB of the abandonment referred to in this Section or, in the alternative, for Seller’s STB counsel to provide an opinion that approval by the STB of the abandonment is not required in view of 49 USC 10906.  For these purposes, the Company’s obligation is limited to cooperating with Seller’s STB counsel in providing information within its control as may be necessary to provide such opinion or, if STB approval is required, for Seller’s STB counsel to prepare the necessary materials for the Company to file and prosecute the abandonment filing for the rail track on the Excluded Real Estate.

Section 5.17Post-Closing Insurance.

(a)Buyer acknowledges and agrees that, except as expressly provided in this Section 5.17, and specifically identified in Section 5.17(e), the policies and insurance coverage maintained on behalf of the Company or the Company’s business are part of the corporate insurance program maintained by Seller and its Affiliates (such policies, the “Corporate Policies”), such coverage will not be available or transferred to Buyer or the Company, Buyer shall be responsible for obtaining and maintaining replacement coverage for the Company and the Company’s business and none of Seller or any of its Affiliates shall, subject to the immediately following sentence and Section 5.17(b), have any liabilities or obligations with respect thereto.  Notwithstanding the foregoing, solely with respect to events or circumstances arising solely out of the operation or conduct of the Company’s business that occurred prior to the Closing that are covered by or insured under any policies of Seller or any of its Affiliates where the Company is an insured as of immediately prior to the Closing (provided, that between the date hereof and the Closing, Seller shall not take any action relating to the Company’s status as an insured under the Corporate Policies unless such action would apply generally to the Company, Seller and its Affiliates, and so long as the provisions of Section 5.17(b) and Section 5.17(d) are met), Buyer (or the Company, as applicable) may make claims, to the extent such claims (or the underlying events or circumstances relating to such claims) existed prior to the Closing, under any such insurance policies to the extent that such policies are available subject to Section 5.17(d), and Seller shall, at the sole cost and expense of Buyer, take any actions reasonably requested by Buyer and necessary in connection with tendering such claims to the applicable insurers under such insurance policies and to provide Buyer with the proceeds it realizes with respect to such claims to the extent arising out of the operation or conduct of the Company’s business prior to the Closing; provided, that Buyer or the Company shall exclusively bear (and Seller and its Affiliates shall not have any obligation to repay or reimburse Buyer or the Company for) the amount of any deductibles, retentions, self-insurance or redemption account liability associated with claims under such policies (and to the extent Seller or any of its Affiliates pay, incur or otherwise bear any such amounts, Buyer shall pay or reimburse Seller and its Affiliates for such amounts), whether such claims are made by Buyer or the Company, their respective employees or third parties, and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims.

(b)Except as specifically identified in Section 5.17(e), Seller and its Affiliates shall retain the exclusive right to control all of their Corporate Policies and the benefits and amounts payable thereunder, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any claims the Company has made or could make in the future, provided any aforementioned right to control involving claims that involve a cost or expense to Buyer will be subject to Buyer’s prior written approval, such approval not to be unreasonably withheld; and provided, that Seller and its Affiliates shall not take any such action unless such action would apply generally to coverage of claims by the Company and claims by Seller and its Affiliates; provided, further, that none of Seller or its Affiliates shall be obligated to indemnify the Company for the exhaustion of the limits of liability under the Corporate Policies.  It is further understood and agreed that Seller and its Affiliates may cancel or not renew any of the Corporate Policies at any time, without any liability or obligation to Buyer or any of its Affiliates (including the Company); provided, that Seller and its Affiliates shall not take any such action unless such action would apply generally to the Company, Seller and its Affiliates.  If such action is taken then, for all claims made policies, Seller will be required to purchase an extended reporting period for the balance of the Applicable Coverage Period, dependent on when such coverage is cancelled, as outlined in Section 5.17(d) below, with Buyer and the Company being named insureds therein.

(c)Other than as expressly set forth in this Section 5.17, Buyer covenants and agrees not to seek to assert or to exercise any other rights or claims of the Company or the Company’s business under or in respect of any past or current Corporate Policy under which the Company or any Affiliate thereof or the Company’s business is an additional insured.

(d)(i) All obligations of Seller and its Affiliates pursuant to this Section 5.17, and (ii) all rights of Buyer and its Affiliates (including, following the Closing, the Company) pursuant to this Section 5.17, shall terminate upon the thirty-six (36) month anniversary of the Closing Date, except for any and all claims filed subject to claims made policies, which shall terminate upon the Seventy-Two (72) month anniversary of the Closing Date (each such period referred to as the “Applicable Coverage Period”), other than with respect to any claims brought pursuant to this Section 5.17 that remain pending or unresolved as of such date, which obligations or rights shall survive until the final resolution of such claims.

(e)The policy and insurance coverage maintained on behalf of Company by Seller and its Affiliates set forth in Section 5.17(e) of the Disclosure Letter (the “Railroad Liability Policy”) will be available and transferred to Buyer or the Company, and Buyer shall not be responsible for obtaining or maintaining replacement coverage:  Seller is responsible for maintaining coverage provided by the Railroad Liability Policy in full force and effect up to the finalized Closing Date.  Seller will purchase a six (6) month policy extension should expiration of the Railroad Insurance Policy expire prior to the Closing Date.

Section 5.18 Collection of Accounts Receivable. From and after the Closing Date, Buyer shall cause the Company to use commercially reasonable efforts, consistent with the consistent with Buyer’s collection efforts of its other accounts receivable, to collect the accounts receivable which arise out of services rendered by the Company prior to the Closing Date. Payments received from account debtors shall be applied first against outstanding invoices in the order of issuance (i.e., against the oldest invoices first) except that (a) any payment which an account debtor designates as payment against a specific invoice shall be applied against such invoice, and (b) advance payments shall be applied to the invoices to which they relate. If Buyer elects to reduce Closing Working Capital for the failure to collect any accounts receivable, in accordance with Section 2.05(a), then Buyer shall, upon the written request of Seller, transfer and assign to Seller any uncollected accounts receivable with respect to which Buyer has reduced Closing Working Capital. Seller agrees that in pursuing collection of such assigned receivables, it will not initiate any litigation against the account debtor nor will it seek to avail itself of any other governmental or administrative assistance in such collections.  To the extent Buyer or any of its Affiliates (including the Company) receives payment for any such assigned accounts receivable (or any portion thereof) at any time after such assignment, all such amounts shall be promptly delivered to Seller.

Section 5.19Expenses. Except as otherwise expressly provided herein all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party (Seller or Buyer, but not Company) incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the STB and Seller shall pay all amounts payable to BMO Capital Markets.  Notwithstanding the foregoing, the cost of the R&W Insurance Policy, including all underwriting fees and Taxes related to such policy, shall be paid in full by Buyer.

Section 5.20Further Assurances. Prior to and following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI
TAX MATTERS

Section 6.01Tax Covenants.

(a)Without the prior written consent of Buyer, which shall not be unreasonably conditioned, withheld, or delayed, prior to the Closing, the Company, its Affiliates and their respective Representatives shall not, to the extent it may affect, or relate to the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction outside the ordinary course of business that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer and the Company are to have no liability for, and Seller shall be responsible for, any Tax resulting from any action of Seller, the Company (for the Pre-Closing Tax Period), its Affiliates, or any of their respective Representatives, including any use or similar tax imposed upon or collectible by the Company with respect to its business or operations during the Pre-Closing Tax Period.

(b)Without the prior written consent of Seller, following the Closing, Buyer, the Company, their Affiliates and their respective Representatives shall not,  make, change or rescind any Tax election (other than the Section 338(h)(10) Election as contemplated by Section 6.07) , amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction outside the ordinary course of business that would have the effect of increasing the Tax liability or reducing any Tax asset of Seller or the Company in respect of any Pre-Closing Tax Period.

(c)All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be shared borne and paid by Buyer when due. Buyer shall timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

(d)Any and all Tax sharing agreements or other similar agreements (whether written or not) with respect to or involving the Company shall be terminated as of the

Closing Date. After the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

Section 6.02 Straddle Period.  All Taxes that relate to a Straddle Period shall be allocated between the Pre-Closing Tax Period and Post-Closing Tax Period as follows:

(a)The amount of any Taxes for the Pre-Closing Tax Period that are (i) based on or measured by income or receipts, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and

(b)The amount of all other Taxes that relate to the Pre-Closing Tax Period shall be deemed equal to the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(c)The remainder of the Taxes for the Straddle Period shall be allocated to the Post-Closing Tax Period.

Section 6.03Filing of Tax Returns.

(a) Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all taxes that are due and payable on or before the Closing Date (taking into account any extensions).

(b)Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for taxable periods that end on or before the Closing Date and that are required to be filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Seller shall provide copies of any such Tax Return (together with schedules, statements, and to the extent requested by Buyer, supporting documentation) to Buyer at least thirty (30) days prior to the due date (including extensions) for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).  Seller shall timely pay all Taxes due in respect of such Tax Returns.

(c)Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company for any Straddle Tax Periods. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method, provided that after the Closing Buyer may cause the Company to elect under Section 1362(a) of the Code to be an S corporation. Buyer shall provide copies of any such Tax Return (together with schedules, statements and, to the extent requested by Seller, supporting documentation) to Seller at least thirty (30) days prior to the due date (including extensions) for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Buyer shall timely pay or cause to be paid all Taxes due in respect of such Tax Returns.

Seller shall pay to Buyer an amount equal to the portion of the Taxes with respect to any such Tax Returns that relates to the Pre-Closing Tax Period (as determined pursuant to Section 6.03 and to the extent such Taxes are not included or reflected on the Closing Working Capital Statement), at the later of five (5) Business Days prior to the due date (including extensions) of such Tax Returns or upon written demand therefor. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

(d)Buyer shall make available to Seller in a timely fashion all information reasonably required by Seller, or the person preparing any Tax Returns required to be filed hereunder, in order for Seller or such person to properly prepare and timely file such Tax Returns.

Section 6.04Tax Claims for Straddle Periods and Post-Closing Periods.  Seller shall control and resolve any Claim relating to any Pre-Closing Tax Period at Seller’ cost and expense; provided, however, that if an to the extent, such Claim is reasonably likely to have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period, Buyer shall have the right, at its own expense, to participate in, and consult with Seller regarding any such Claim and Seller may not settle, compromise or resolve any such Claim without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller shall have the right to participate jointly with Buyer in representing the interests of the Company in any claim relating to a Straddle Period, if, and to the extent that, such period includes any Pre-Closing Tax Period, at Seller’s cost and expense. Any settlement or other disposition of any Claim relating to a Straddle Period may only be made with the consent of Seller and Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall have sole control over any claim relating to Taxes for a taxable period that begins after the Closing Date.

Section 6.05Cooperation and Exchange of Information. Buyer, the Company and Seller shall provide each other with such cooperation and information as any such party reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in their possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in their or its possession relating to Tax matters of any Company for any taxable period beginning before the Closing Date, Seller and Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials Seller shall provide or cause to be provided to Buyer and the Company prompt written notice of any audit, review, examination, proposed adjustment or any other administrative or judicial proceeding, or receipt by Seller or any of its Subsidiaries from a taxing authority of notice of intent to commence any of the foregoing, with respect to Taxes relating to a matter set forth in Section 6.05 of the Disclosure Letter.  Seller shall keep Buyer reasonably informed of all material actions taken and other material developments with respect to any such proceeding.  In addition, unless and until such time as Seller provides Buyer and the Company with written notice of a proceeding as required by this Section 6.05, an officer of Seller shall provide Buyer with a quarterly written certification, within twenty (20) days following the end of each calendar quarter, confirming that no proceeding requiring notice under this Section 6.05 has occurred, provided that, in all events, this obligation shall terminate on the seventh (7th) anniversary of the Closing Date.  Seller’s obligations to provide the notices required by the forgoing two sentences are expressly conditioned on the continuing obligation of Buyer and its carrier to maintain the confidentiality of such information.  In the event Seller fails to deliver the certification as required by this Section 6.05, Buyer or the Company shall provide written notice of such failure to Seller and if Seller still fails to deliver the certification (or in lieu thereof, written notice of a proceeding, as applicable) as required by this Section 6.05 within ten (10) days following such written notice, then, in addition to other available remedies at law and in equity, Buyer and/or the Company shall be entitled to seek specific performance of Seller’s obligations and further to compel Seller to execute IRS Form 8821 in favor of Buyer and specifying Buyer is to receive all notices related to the 2018 tax year.

Section 6.06Tax Refunds.  Any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) (a “Tax Refund”) relating to the Company for Taxes paid for any Pre-Closing Tax Period shall be property of Seller, except to the extent such Tax Refund was treated as an asset in the calculation of  Closing Working Capital.

Section 6.07Section 338(h)(10) Election and Tax Allocation.

(a)  Election. At Buyer’s option, the Company and Seller shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”). Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Election.

(b)  Allocation of Purchase Price. If a Section 338(h)(10) Election is made, Seller and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including Tax and financial accounting) in a manner consistent with Sections 338 and 1060 of the Code and the regulations thereunder and as set forth on Exhibit D (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 120 days following the Closing Date for its approval. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days following delivery of the draft Allocation Schedule to Seller, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer, the Company and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.05 herein shall be allocated in a manner consistent with the Allocation

Schedule.

ARTICLE VII
Conditions to closing

Section 7.01Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)There shall not have been instituted, pending or threatened any action or proceeding by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise to restrain or prohibit the consummation of any transaction contemplated herein or seeking to obtain material damages with respect to any such transaction.

(c)Final approval of, or exemption by, the STB with respect to the transactions contemplated hereby shall have been obtained.

(d)Seller shall have received all required consents, authorizations, orders and approvals from the Governmental Authorities, third parties, or any other Person (including but not limited to those referred to in Section 3.05) and Buyer shall have received all required consents, authorizations, orders and approvals from the Governmental Authorities, third parties, or any other Person  (including but not limited to those referred to Section 4.02), in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(e)The R&W Insurance Policy shall have been issued to Buyer, a copy of which shall have been delivered to Seller.

(f)Delivery of duly executed and authorized counterparts of the Ancillary Agreements.

Section 7.02Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Seller contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(d)Seller shall have delivered to Buyer the Estimated Closing Working Capital Statement contemplated in Section 2.05(a).

(e)Seller shall have delivered to Buyer the Closing CFO Certificate, Closing Indebtedness Certificate and Closing Unpaid Capital Reimbursement Certificate;

(f)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(g)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder.

(h)Seller shall have delivered, or caused to be delivered, to Buyer stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

Section 7.03Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Ancillary Agreements to be performed or complied with by it prior to or on the Closing Date.

(c)Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

(d)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e)Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

(f)Buyer shall have delivered payment to third parties by wire transfer of immediately available funds that amount of money due and owing from Seller to such third parties as Transaction Expenses and Indebtedness.

(g)Buyer shall have delivered to Seller an amount equal to the Closing Consideration by wire transfer in immediately available funds, to an account or accounts designated as set forth in Section 2.03.

ARTICLE VIII
REMEDIES

Section 8.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein will terminate immediately upon the Closing, other than (i) covenants requiring performance after the Closing (which will survive in accordance with their terms), and (ii) Seller Fraud.

Section 8.02Exclusive Remedies. Subject to Section 8.03, Buyer acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than Seller Fraud) for any breach of any representation or warranty set forth herein, shall be the R&W Insurance Policy. For purposes of calculating the amount of damages arising out of or resulting from any breach of a representation or warranty set forth herein, and for purposes of determining whether such a breach has occurred, references to Material Adverse Effect, or materiality (or other similar terms), shall be disregarded.

Section 8.03Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.04Legal Costs.  If any Buyer brings any suit or other proceeding involving a claim based upon Seller Fraud, the prevailing party (as determined by arbitration, the court, agency or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred from the non-prevailing party.  The foregoing includes reasonable attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes.

ARTICLE IX
Termination

Section 9.01Termination. This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Seller and Buyer;

(b)by Buyer by written notice to Seller if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Seller by October 31, 2019 (the “Outside Termination Date”); or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Outside Termination Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Seller by written notice to Buyer if:

(i)Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Outside Termination Date; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Outside Termination Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)by Buyer or Seller in the event that:

(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;

(ii)within one hundred and twenty (120) days following the execution and delivery of this Agreement by all of the parties hereto, the STB approval shall not have been obtained by Buyer, provided that the right to terminate this Agreement under this Section 9.01(d)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the STB approval to occur on or before such date; or

(iii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that (a) the provisions of ARTICLE IX and Section 5.08 and ARTICLE X shall survive termination, and (ii) nothing herein shall relieve any party hereto from liability for any willful or intentional breach of any provision hereof.  For purposes of this Agreement, “willful or intentional breach” shall mean a material breach that is a consequence of an omission by, or act undertaken or caused by, the breaching party with the knowledge (actual or constructive) that the omission or taking or causing of such act would, or would reasonably be expected to, cause a breach of this Agreement.

ARTICLE X
Miscellaneous

Section 10.01Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

If to Seller:	Covia Holdings Corporation 3 Summit Park Drive, Suite 700 Independence, Ohio 44131 Attention: General Counsel Email: Legal@coviacorp.com

with a copy to:	Hinckley, Allen & Snyder LLP 100 Westminster Street, Suite 1500 Providence, RI 02903-2319 E-mail: mfarrell@hinckleyallen.com Attention: Margaret D. Farrell, Esq.
If to Buyer:

WWRR Acquisition, LLC

252 Clayton Street, 4th Floor
Denver, CO 80206
E-mail: kshuba@omnitrax.com and hgassner@omnitrax.com
Attention:  Kevin Shuba, Chief Executive Officer; Hubert Gassner, Chief Financial Officer

with a copy to:	OmniTRAX, Inc. 252 Clayton Street, 4th Floor Denver, CO 80206 E-mail: jspiegleman@omnitrax.com Attention: John G. Spiegleman, Esq.

Section 10.02Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Letter and Exhibits mean the Articles and Sections of, and Disclosure Letter and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Letter and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.03Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Notwithstanding the foregoing, the parties intend that the provisions of Article VIII, including the remedies, and limitations thereon, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder.

Section 10.05Entire Agreement. This Agreement and the Confidentiality Agreement of Section 5.08 constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter), the statements in the body of this Agreement will control.

Section 10.06Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Buyer’s rights and obligations may be assigned to and assumed by Buyer to any other corporation directly or indirectly wholly owned by Buyer; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns, and shall not relieve Buyer from its liability and obligations hereunder.

Section 10.07No Third-party Beneficiaries. Except as provided in Section 5.07 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.08Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.09Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.09(c).

Section 10.10Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.11Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other

Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Action based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.12Buyer Guarantor.

(a)The Buyer Guarantor hereby guarantees the payment obligations of Buyer, set forth in ARTICLE II on the terms and subject to the conditions set forth therein; provided, however, that such guarantee by the Buyer Guarantor shall terminate upon Seller’s receipt of the Purchase Price (including any Post-Closing Adjustment).  To the extent that Buyer is relieved from all or any portion of its payment obligations under this Agreement or applicable Law, the Buyer Guarantor shall be similarly relieved of such payment obligations, to such extent, from its obligations pursuant to this Section 10.11.  The provisions of this Section 10.11 are subject to the Buyer Guarantor’s right to assert any defense, right, remedies or set-offs that could be asserted by Buyer.  Seller will not be required to make any demand on Buyer or otherwise pursue or exhaust its remedies against Buyer before, simultaneously with or after enforcing its rights and remedies hereunder against the Buyer Guarantor.

(b)The Buyer Guarantor represents and warrants that: (i) it is organized, validly existing and in good standing under the laws of the State of Colorado; (ii) it has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to this Agreement; (iii) this Agreement has been duly executed and delivered by the Buyer Guarantor and constitutes a valid and binding obligation of the Buyer Guarantor which is enforceable against the Buyer Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditor's rights generally and (ii) general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity); and (iv) the execution, delivery and performance by the Buyer Guarantor of this Agreement does not and will not: (A) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Buyer Guarantor; or (B) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which the Buyer Guarantor is a party, except in each case, where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on the Buyer Guarantor's ability to perform its obligations hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

        SELLER

COVIA HOLDINGS CORPORATION
By /s/ Andrew D. Eich Name: Andrew D. Eich Title: Executive Vice President and Chief Financial Officer
BUYER WWRR ACQUISITION, LLC
By /s/ Kevin Shuba Name: Kevin Shuba Title: Manager; CEO

Solely for purposes of Section 10.12 of this Agreement:

BUYER GUARANTOR OMNITRAX, INC.
By: /s/ Kevin Shuba Print Name: Kevin Shuba Title: President; CEO